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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or 14a-12
ELECTRONICS BOUTIQUE HOLDINGS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No Fee Required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ELECTRONICS BOUTIQUE HOLDINGS CORP.
931 South Matlack Street
West Chester, Pennsylvania 19382

May 30, 2003

DEAR FELLOW STOCKHOLDER:

        On behalf of the Board of Directors, I am pleased to invite you to attend the annual meeting of stockholders of Electronics Boutique Holdings Corp., to be held on Wednesday, June 25, 2003, at 11:00 a.m. local time, at Electronics Boutique's executive offices, 931 South Matlack Street, West Chester, Pennsylvania. The Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter.

        At the annual meeting, stockholders will elect two persons to serve as directors of Electronics Boutique and vote upon a proposal to ratify the appointment of KPMG LLP as independent accountants for Electronics Boutique for fiscal 2004. Our Annual Report to Stockholders for the fiscal year ended February 1, 2003 accompanies this Proxy Statement.

        I am delighted you have chosen to invest in Electronics Boutique and hope that, whether or not you plan to attend the annual meeting, you will vote as soon as possible by completing, signing and returning the enclosed proxy card in the envelope provided. Your vote is important. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

        I look forward to seeing you at the annual meeting.

Very truly yours,
James J. Kim Chairman of the Board

ELECTRONICS BOUTIQUE HOLDINGS CORP.
931 South Matlack Street
West Chester, Pennsylvania 19382

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 25, 2003

TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Electronics Boutique Holdings Corp. will be held on Wednesday, June 25, 2003, at 11:00 a.m. local time, at Electronics Boutique's executive offices, 931 South Matlack Street, West Chester, Pennsylvania, for the following purposes:

  1.
  To elect two Class II Directors, each to serve for a term of three years;

  2.
  To consider and vote upon a proposal to ratify the appointment of KPMG LLP, independent certified public accountants, as auditors for Electronics Boutique for its fiscal year ending January 31, 2004; and

  3.
  To act upon such other matters and transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on May 14, 2003 as the record date for determining the stockholders entitled to receive notice of and to vote at, either in person or by proxy, the annual meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors:
James A. Smith Senior Vice President, Chief Financial Officer and Secretary
West Chester, Pennsylvania May 30, 2003

Your vote is important.

To vote your shares, please sign, date and complete the enclosed proxy and mail it promptly in the enclosed, postage-paid return envelope.

PROXY STATEMENT

        This Proxy Statement is furnished to the stockholders of Electronics Boutique Holdings Corp. in connection with the solicitation on behalf of the Board of Directors of Electronics Boutique of proxies to be voted at the 2003 Annual Meeting of Stockholders of Electronics Boutique. The Annual Meeting will be held on Wednesday, June 25, 2003 at 11:00 a.m. local time, at Electronics Boutique's executive offices, which are located at 931 South Matlack Street, West Chester, Pennsylvania.

        This Proxy Statement, the accompanying proxy and Electronics Boutique's Annual Report to Stockholders were first mailed to Electronics Boutique's stockholders on or about May 30, 2003.

        All shares represented by properly executed proxies will be voted in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted at the Annual Meeting FOR the election of all the named nominees for director and FOR the ratification of the appointment of KPMG LLP as independent accountants for Electronics Boutique for the fiscal year ending January 31, 2004. A stockholder executing and returning a proxy may revoke it at any time before it is exercised by providing written notice to the Secretary of Electronics Boutique or by voting in person at the Annual Meeting.

        The Board of Directors does not know of any matters to be brought before the Annual Meeting other than the items set forth in the accompanying Notice of Annual Meeting of Stockholders. The enclosed proxy confers discretionary authority to the persons named therein to vote on any other matter that is properly presented for action at the Annual Meeting.

        The cost of solicitation of proxies by the Board of Directors is to be borne by Electronics Boutique. In addition to the use of the mails, proxies may be solicited by telephone and telecopier transmission by the directors, officers and employees of Electronics Boutique. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Electronics Boutique may reimburse these custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with the solicitation.

        YOU ARE HEREBY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO COMPLETE, SIGN, DATE AND RETURN THE PROXY IN THE ACCOMPANYING ENVELOPE, WHICH IS POSTAGE-PAID IF MAILED IN THE UNITED STATES.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

        At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders on the cover page of this proxy statement, including the election of two Class II Directors and the ratification of KPMG LLP as our independent accountants for the fiscal year ending January 31, 2004. In addition, management will report on the performance of Electronics Boutique during fiscal 2003 and respond to appropriate questions from stockholders.

Who is entitled to vote at the meeting?

        Only stockholders of record of shares of common stock at the close of business on May 14, 2003 (the "Record Date") will be entitled to vote at the Annual Meeting. On the Record Date, 25,891,158 shares of common stock, the only issued and outstanding voting securities of Electronics Boutique, were issued and outstanding. If you were a stockholder of record of shares of common stock on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting.

What are the voting rights of the stockholders of Electronics Boutique common stock?

        Each share of common stock is entitled to one vote with respect to each director nominee and one vote on each other proposal submitted to stockholders. Stockholders of record may vote on a matter by marking the appropriate box on the proxy card.

Who can attend the Annual Meeting?

        Any interested person may attend the Annual Meeting.

What constitutes a quorum?

        A majority of the outstanding shares of common stock of Electronics Boutique, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. As of the Record Date, 25,891,158 shares of common stock of Electronics Boutique were issued and outstanding. Thus, the presence, in person or by proxy, of the stockholders of common stock representing at least 12,945,580 votes will be required to establish a quorum. Directors will be elected by a plurality of the votes of the shares present at the Annual Meeting and entitled to vote on the election of directors, which means that the director nominees receiving the most votes will be elected. Action on all other matters scheduled to come before the Annual Meeting will be authorized by the affirmative vote of the majority of shares present at the Annual Meeting and entitled to vote on such matters. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

How do I vote?

        If you complete and properly sign the accompanying proxy card and return it to Electronics Boutique, it will be voted as you direct. If you are a stockholder of record and attend the Annual Meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Electronics Boutique, James A. Smith, either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What are the recommendations of the Board of Directors?

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The recommendation of the Board of Directors is set forth with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote for Mr. Adler and Mr. Siana as Class II Directors with terms expiring at the 2006 annual meeting of stockholders and a vote to ratify the appointment of KPMG LLP, as Electronics Boutique's independent accountants for the fiscal year ending January 31, 2004.

What if other matters are presented for determination at the Annual Meeting?

        As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Who pays the expenses incurred in connection with the solicitation of proxies?

        Expenses in connection with the solicitation of proxies will be paid by us. Proxies are being solicited principally by mail. In addition, our directors, officers and employees may solicit proxies personally, by e-mail, telephone, fax or special letter. We may reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of shares of Electronics Boutique.

How may I get additional copies of the Annual Report?

        Our Annual Report for the fiscal year ended February 1, 2003, including financial statements, is enclosed. The Annual Report is also available online at www.ebholdings.com (click on "Investor Info" and "Annual Reports"). For additional printed copies, please contact our Investor Relations representative by e-mail at IR@ebgames.com, by mail to Investor Relations, at the address listed on the cover of this Proxy Statement, or by telephone at (877) 222-1061.

How may I receive material through the Internet?

        As described more specifically in the immediately preceding question, you can obtain copies of our proxy materials, Annual Report and other information under the "Investor Info" section of our website, www.ebholdings.com. You can also register at this same location to receive e-mail alerts when we post new information on our website (click on "Mail Alerts").

ITEM 1—ELECTION OF DIRECTORS

        Electronics Boutique's Certificate of Incorporation and Bylaws provide that its directors are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected.

        The Board of Directors has nominated Dean S. Adler and Louis J. Siana, each of whom is currently a member of the Board of Directors, for re-election as Class II Directors. If elected, these nominees will serve for a three-year term which expires at Electronics Boutique's annual meeting of stockholders in 2006 or until their successors are duly elected and qualified. Information regarding the foregoing nominees, as well as the other persons who are expected to serve on the Board of Directors following the Annual Meeting, is set forth below.

        The Board of Directors has no reason to believe that either of the nominees will not serve if elected, but if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the Board of Directors or, alternatively, the Board of Directors may reduce the number of directors to be elected at the Annual Meeting.

        The Board of Directors recommends that stockholders vote FOR the election of both nominees. Proxies solicited by the Board of Directors will be so voted except where authority has been withheld.

Nominees for Election as Class II Directors—Term Expires at the 2006 annual meeting of stockholders

DEAN S. ADLER

        Mr. Adler, age 46, has served as a Class II Director of Electronics Boutique since March 1998. In March 1997, Mr. Adler formed Lubert/Adler Partners, LP, a limited partnership investing primarily in real estate and real estate related ventures. For ten years prior thereto, Mr. Adler was a principal and co-head of the private equity group of CMS Companies, which specialized in acquiring operating businesses and real estate within the private equity market. Mr. Adler was also an instructor at The Wharton School of the University of Pennsylvania. Mr. Adler serves on the Boards of Directors of U.S. Franchise Systems, Inc., Trans World Entertainment Corporation, Bed Bath & Beyond Inc. and Developers Diversified Realty Corporation. Mr. Adler is a member of the Audit Committee and the Compensation Committee.

LOUIS J. SIANA

        Mr. Siana, age 71, has served as a Class II Director of Electronics Boutique since March 1998. Mr. Siana is a certified public accountant and a senior partner in the accounting firm of Siana, Carr & O'Connor LLP. Mr. Siana is Chairman of the Audit Committee and a member of the Compensation Committee.

Class III Directors—Term Expires at the 2004 annual meeting of stockholders

JAMES J. KIM

        Mr. Kim, age 67, has served as Electronics Boutique's Chairman and a Class III Director since March 1998. Mr. Kim founded The Electronics Boutique, Inc. ("EB"), the predecessor to Electronics Boutique, in 1977 and has served as its Chairman since its inception. Mr. Kim has served as Chairman and Chief Executive Officer of Amkor Technology, Inc. ("Amkor") and Amkor Electronics, Inc. ("AEI") since September 1997 and 1968, respectively. In April 1998, AEI merged with and into Amkor. Amkor is a semiconductor packaging and test service company. Mr. Kim also serves as the Chairman of Anam Semiconductor, Inc. based in South Korea. Mr. Kim is also a director of Mattson Technology, Inc., a supplier of high productivity semiconductor processing equipment. Mr. Kim is the father of Susan Y. Kim, a Class I Director and the father-in-law of John R. Panichello, Electronics

Boutique's Executive Vice President and Chief Operating Officer. Mr. Kim is a member of the Compensation Committee.

ALFRED J. STEIN

        Mr. Stein, age 70, has served as a Class III Director since March 2003. Mr. Stein served on the Board of Directors of Applied Materials, Inc. from 1982 through 1999 and RadioShack Corporation from 1982 through May 2003. Mr. Stein served as Chairman of the Board and Chief Executive Officer of VLSI Technology, Inc. from its inception in 1982 until it was acquired by Philips Electronics in 1999. Mr. Stein currently serves as a member of the Board of Directors of Advanced Power Technology, Inc. and ESS Technology, Inc. In addition, Mr. Stein has served on the Board of Directors for several small private companies. Mr. Stein is a past Chairman of the Board for the Semiconductor Industry Association and was on the Board of Trustees for St. Mary's University of Texas.

Class I Directors—Term Expires at the 2005 annual meeting of stockholders

JEFFREY W. GRIFFITHS

        Mr. Griffiths, age 52, has served as the President and Chief Executive Officer of Electronics Boutique and a Class I Director since June 2001. Prior thereto, he served as Senior Vice President of Merchandising and Distribution from March 1998 to June 2001. Mr. Griffiths served as Senior Vice President of Merchandising and Distribution of EB from March 1996 to March 1998. From March 1987 to February 1996, Mr. Griffiths served as Vice President of Merchandising of EB, and from April 1984 to February 1987 he served as Merchandise Manager.

SUSAN Y. KIM

        Ms. Kim, age 40, has served as a Class I Director of Electronics Boutique since March 1998. Ms. Kim served as a Senior District Manager of EB from 1991 to 1992, as EB's Personnel Manager from 1989 to 1991, as a Buyer for EB from 1986 to 1989, and as a Field Manager for EB from 1985 to 1986. Ms. Kim is a member of the Board of Directors of the Philadelphia Orchestra Association. Ms. Kim is the daughter of James J. Kim, Electronics Boutique's Chairman and a Class III Director and the wife of John R. Panichello, Electronics Boutique's Executive Vice President and Chief Operating Officer.

STANLEY ("MICKEY") STEINBERG

        Mr. Steinberg, age 70, has served as a Class I Director of Electronics Boutique since September 1998. Mr. Steinberg has served as a consultant to various lending institutions and corporations since June 1998. From August 1994 to June 1998, Mr. Steinberg served as Chairman of Sony Retail Entertainment. From 1989 to 1994, Mr. Steinberg served as Executive Vice President and Chief Operating Officer of Walt Disney Imagineering. Mr. Steinberg serves on the Board of Directors of AMC, Inc. and, from August 1997 to June 1998, served on the Board of Directors of Loews Cineplex Entertainment Corporation. Mr. Steinberg is a member of the Audit Committee.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Attendance at Meetings

        The Board of Directors held four meetings during fiscal 2003. Mr. Adler attended fewer than 75% of the total number of meetings of the Board of Directors and Committees of the Board of Directors on which he served.

Committees of the Board of Directors

        The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee.

        Audit Committee.    The Audit Committee reviews the professional services provided by Electronics Boutique's independent accountants and the independence of the accounting firm from the management of Electronics Boutique. The Audit Committee also reviews the scope of the audit by Electronics Boutique's independent accountants, the annual financial statements of Electronics Boutique, its systems of internal accounting controls and such other matters with respect to the accounting, internal auditing and financial reporting practices and procedures as it finds appropriate or as may be brought to its attention, and meets from time to time with members of Electronics Boutique's finance and internal audit staff. The Audit Committee is currently comprised of the following non-employee directors: Messrs. Adler, Siana and Steinberg, each of which is independent as defined by the requirements of The NASDAQ Stock Market. The Audit Committee met six times in fiscal 2003. The Audit Committee has adopted a formal written charter, which was approved by the Board of Directors during fiscal 2001.

        Compensation Committee.    The Compensation Committee reviews executive salaries, administers the stock option plans of Electronics Boutique and approves the salaries, bonuses and other benefits of the executive officers of Electronics Boutique. In addition, the Compensation Committee advises and consults with Electronics Boutique's management regarding benefit plans and the compensation policies and practices of Electronics Boutique. The Compensation Committee is comprised of Messrs. Kim, Adler and Siana. Mr. Kim is Electronics Boutique's Chairman and Messrs. Adler and Siana are non-employee directors of Electronics Boutique. The Compensation Committee met three times during fiscal 2003.

        The Board of Directors has not established a Nominating Committee, nor does any other committee perform similar functions.

Audit Committee Report

        Notwithstanding anything to the contrary set forth in Electronics Boutique's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate other filings with the Securities and Exchange Commission, including this Proxy Statement, in whole or in part, the following report shall not be deemed incorporated by reference into any Securities Act or Exchange Act filings.

        The Audit Committee has reviewed and discussed Electronics Boutique's audited financial statements with both management and KPMG LLP, Electronics Boutique's independent accountants. The Audit Committee has met with and discussed with representatives of KPMG LLP various matters including those required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed them with KPMG LLP.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in Electronics Boutique's Annual Report on Form 10-K.

Respectfully submitted,
Louis J. Siana, Chairman Dean S. Adler Stanley Steinberg

Compensation of Board of Directors

        Non-employee directors receive a fee of $1,500 for each Board of Directors or Board Committee meeting attended and a $15,000 annual retainer for services provided to Electronics Boutique, which is paid in four quarterly installments. Non-employee directors also receive options to purchase 5,000 shares of common stock of Electronics Boutique, which are awarded at the annual meeting of stockholders for each fiscal year. In addition, commencing in March 2002, Mr. Kim, the Chairman of the Board, received an annual salary of $350,000 for fiscal 2003, payable quarterly, and an annual bonus equal to seventy-five percent of his base salary. Directors who are also full-time employees of Electronics Boutique receive no additional compensation for service as directors.

EXECUTIVE OFFICERS

        Set forth below is information regarding the executive officers of Electronics Boutique who are not members of the Board of Directors.

SETH P. LEVY

        Mr. Levy, age 45, has served as Senior Vice President, Logistics, and Chief Information Officer of Electronics Boutique and President of EB Games Online, Inc. since June 2001. Prior thereto, he served as Senior Vice President and Chief Information Officer of Electronics Boutique and President of EB Games Online, Inc. from March 1999 to June 2001. From February 1997 to March 1999, Mr. Levy served as Vice President and Chief Information Officer. From 1991 to February 1997, Mr. Levy served as the Director of System Development for the May Merchandising and May Department Stores International divisions of May Department Stores.

STEVEN R. MORGAN

        Mr. Morgan, age 51, has served as Senior Vice President, President of Stores—North America and President of Canadian Operations since April 2002. Prior thereto, Mr. Morgan served as Senior Vice President of Stores of Electronics Boutique and Canadian Operations from June 2001 to April 2002. Mr. Morgan served as Senior Vice President of Stores of Electronics Boutique from January 2001 to June 2001. From May 1998 to January 2001, Mr. Morgan served as President and CEO of Millennium Futures, Inc., a commodity trading company. From July 1996 to May 1998, he served as Senior Vice President, Director of Stores at Filene's Department Stores. From May 1988 to July 1996, he served as Regional Vice President at Filene's Department Stores.

JOHN R. PANICHELLO

        Mr. Panichello, age 41, has served as Executive Vice President and Chief Operating Officer since April 2002. Prior thereto, Mr. Panichello served as Senior Vice President, Chief Operating Officer, President of EB GameWorld and BC Sports Collectibles (a former division of Electronics Boutique) and Secretary of Electronics Boutique from June 2001 to April 2002. Mr. Panichello served as Senior Vice President, Chief Financial Officer, President of EB GameWorld and BC Sports Collectibles and Secretary of Electronics Boutique from June 2000 to June 2001. Mr. Panichello served as Senior Vice President, Chief Financial Officer, President of BC Sports Collectibles and Secretary of Electronics Boutique from March 1998 to June 2000. Mr. Panichello served as the Senior Vice President of Finance of EB and the President of the BC Sports Collectibles division from March 1997 to February 1998. Mr. Panichello served as EB's Vice President of Finance and Treasurer from June 1994 to February 1997. Mr. Panichello served as a director of The Game Group plc from May 1995 to November 1999. Mr. Panichello is a Certified Public Accountant. Mr. Panichello is the husband of Susan Y. Kim and the son-in-law of James J. Kim. Mr. Panichello serves on the Board of Directors of the Interactive Entertainment Merchants Association.

JAMES A. SMITH

        Mr. Smith, age 47, has served as Senior Vice President, Chief Financial Officer and Secretary since June 2001. Prior thereto, Mr. Smith served as Senior Vice President of Finance of Electronics Boutique from August 2000 to June 2001. Mr. Smith served as Electronics Boutique's Vice President-Finance from May 1998 to August 2000. From 1996 to 1998, Mr. Smith served as Vice President and Controller of EB and from 1993 to March 1996, he served as Controller of EB.

ITEM 2—RATIFICATION OF INDEPENDENT ACCOUNTANTS

        The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of KPMG LLP, independent certified public accountants, to audit the books, records and accounts of Electronics Boutique and its subsidiaries for the fiscal year ending January 31, 2004, subject to ratification of this appointment by Electronics Boutique's stockholders. KPMG LLP and its predecessors have served as independent accountants for Electronics Boutique and EB since the 1995 fiscal year, and are considered well qualified. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

        The Board of Directors recommends that the stockholders vote FOR the ratification of KPMG LLP. Proxies solicited by the Board of Directors will be voted for the ratification of KPMG LLP unless stockholders specify in their proxies a contrary choice.

Audit Fees

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Electronic Boutique's annual financial statements for fiscal year 2002 and 2003, and fees billed for other services rendered by KPMG LLP.

	FY 2002	FY 2003
Audit fees	$294,700	$433,000
Audit related fees (1)	92,800	53,000

Audit and audit related fees	387,500	486,000
Tax fees (2)	203,200	237,000
All other fees (3)	134,600	—

Total fees	$725,300	$723,000

(1)
Audit related fees consist primarily of employee benefit plan audits, assistance with foreign statutory financial statements, and comfort letters and consents in fiscal year 2002.

(2)
Tax fees consist of tax compliance services and other consultations on miscellaneous tax matters.

(3)
All other fees consist of due diligence assistance.

EXECUTIVE COMPENSATION

Compensation Summary

        The following table summarizes for Electronics Boutique's last three fiscal years the compensation of Electronics Boutique's President and Chief Executive Officer and the other executive officers of Electronics Boutique (the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Title	Fiscal Year	Salary		Bonus (1)		Securities Underlying Options (#)	All Other Compensation
Jeffrey W. Griffiths President, Chief Executive Officer and Director	2003 2002 2001	$ $ $	449,125 370,678 289,800	$ $ $	337,500 300,000 107,002	50,000 90,000 80,000	$ $ $	2,000(2 2,000(2 2,000(2	) ) )
John R. Panichello Executive Vice President and Chief Operating Officer	2003 2002 2001	$ $ $	330,739 292,375 252,818	$ $ $	214,500 195,000 93,750	30,000 90,000 70,000	$ $ $	2,000(2 2,000(2 2,000(2	) ) )
James A. Smith Senior Vice President, Chief Financial Officer and Secretary	2003 2002 2001	$ $ $	231,103 205,555 160,832	$ $ $	115,000 105,000 67,500	14,000 45,000 —	$ $ $	2,000(2 2,000(2 2,000(2	) ) )
Seth P. Levy Senior Vice President, Logistics and Chief Information Officer; President of EB Games Online, Inc.	2003 2002 2001	$ $ $	231,572 207,066 195,297	$ $ $	115,000 105,000 72,373	14,000 50,000 47,000	$ $ $	2,000(2 2,000(2 2,000(2	) ) )
Steven R. Morgan (3) Senior Vice President, President of Stores—North America and President of Canadian Operations	2003 2002 2001	$ $ $	270,899 256,584 24,038	$ $ $	135,000 125,000 —	14,000 — 60,000	$ $ $	147,555(4 15,524(4 —	) )

(1)
Amounts have been listed for the year earned although actually paid in the following fiscal year or deferred at the executive's election until a subsequent fiscal year.

(2)
Consists of Electronics Boutique's matching contribution pursuant to its 401(k) defined contribution plan.

(3)
Mr. Morgan joined Electronics Boutique in January 2001.

(4)
Mr. Morgan was reimbursed for expenses related to his relocation to the West Chester, Pennsylvania area.

Fiscal 2003 Stock Option Grants

        The following table sets forth certain information regarding grants of stock options made during fiscal 2003 to the Named Executive Officers pursuant to Electronics Boutique's stock option plan. No grants of stock appreciation rights were made during fiscal 2003 to any of the Named Executive Officers or any other employees of Electronics Boutique.

Option Grants in Last Fiscal Year
Individual Grants

		% of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted
Name			Exercise Price	Expiration Date
					5%	10%
Jeffrey W. Griffiths	50,000	11.5%	$31.83	3/21/12	$1,000,886	$2,536,441
John R. Panichello	30,000	6.9%	$31.83	3/21/12	$600,531	$1,521,865
James A. Smith	14,000	3.2%	$31.83	3/21/12	$280,248	$710,204
Seth P. Levy	14,000	3.2%	$31.83	3/21/12	$280,248	$710,204
Steven R. Morgan	14,000	3.2%	$31.83	3/21/12	$280,248	$710,204

Option Exercises and Fiscal Year-End Option Values

        The following table sets forth information regarding the total number and aggregate value of options exercised by each of the Named Executive Officers during fiscal 2003 and the total number and aggregate value of options held by each of the Named Executive Officers at January 31, 2003 (the last trading day of Electronics Boutique's 2003 fiscal year).

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised in-the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable (2)
Jeffrey W. Griffiths	12,000	$162,360	196,333/136,667	$—/$—
John R. Panichello	—	—	170,238/113,333	$—/$—
James A. Smith	—	—	34,643/44,000	$—/$—
Seth P. Levy	—	—	60,143/63,000	$—/$—
Steven R. Morgan	—	—	40,000/34,000	$—/$—

(1)
Values are reported before the payment of any commissions or taxes associated with the exercise of the options or the subsequent sale of the underlying common stock.

(2)
In-the-money options are options having a per share exercise price below the closing price of shares of Common Stock on The NASDAQ Stock Market on January 31, 2003 (the last trading day of Electronics Boutique's 2003 fiscal year). No named Executive Officer held in-the-money options on January 31, 2003.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,388,000	$20.71	2,284,851
Equity compensation plans not approved by security holders	—	—	—
Total	2,388,000	$20.71	2,284,851

Employment Agreements, Termination of Employment and Change in Control Arrangements

        In fiscal 1999, Electronics Boutique entered into an employment agreement with Mr. Firestone, providing for his employment as President and Chief Executive Officer. In June 2001, Mr. Firestone retired as President and Chief Executive Office and began to serve a two-year term as a consultant to the Board of Directors, as outlined in his employment agreement. During the two-year term, Firestone will be paid an annual base salary of $500,000.

        In fiscal 2003, Electronics Boutique entered into new employment agreements with Messrs. Griffiths, Panichello, Smith and Levy providing for their employment as President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Senior Vice President, Chief Financial Officer and Secretary and Senior Vice President of Logistics, Chief Information Officer and President of EB Games Online, Inc., respectively. Each of the agreements provides for a term of three years and may be extended automatically for an additional one-year term, unless terminated by the parties thereto in accordance with their terms. The agreements with Messrs. Griffiths, Panichello, Smith and Levy provide for compensation consisting of an annual base salary of $450,000, $330,00, $230,000 and $230,000, respectively, and certain fringe and other employee benefits that are made available to the senior executives of Electronics Boutique.

        In fiscal 2001, Electronics Boutique entered into an employment agreement with Mr. Morgan providing for his employment as Senior Vice President of Stores. The agreement provides for a term of three years and may be extended automatically for an additional one-year term, unless terminated by either party in accordance with its terms. The agreement provides for compensation consisting of an annual base salary of $250,000 and certain fringe and other employee benefits that are made available to the senior executives of Electronics Boutique.

        The employment agreements with Messrs. Griffiths, Panichello, Smith, Levy and Morgan (each an "Executive") provide that (i) in the event that employment is terminated for any reason other than death, disability or "cause" (as defined in their respective agreements), the Executive is entitled to receive his then current base salary for the greater of his remaining term under the employment agreement or a one year period, (ii) certain severance payments are limited to an amount equal to $100 less than the maximum that could be paid to the Executive and deducted by Electronics Boutique under Section 280G of the Internal Revenue Code of 1986, as amended, in the event of termination of employment for any reason other than death, disability or "cause," or if the termination is related to a "change in control" (as defined in their respective agreements) and (iii) in the event of disability, Electronics Boutique will continue to pay 60% of the Executive's compensation for the remaining term of his agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview of Electronics Boutique's Executive Compensation Policies and Practices

        The current members of the Compensation Committee are Messrs. Kim, Adler and Siana. Mr. Kim is Electronics Boutique's Chairman and Messrs. Adler and Siana are non-employee directors of Electronics Boutique. The Compensation Committee, which was formed in July 1998, is charged with reviewing Electronics Boutique's compensation practices and policies and establishing compensation practices and policies for the Chief Executive Officer and the other executive officers of Electronics Boutique.

        The compensation of the Chief Executive Officer, Jeffrey W. Griffiths for fiscal 2003 was agreed to in an employment agreement entered into by Electronics Boutique and Mr. Griffiths in November 2002. The compensation level in the employment agreement was based on recommendations regarding current market data for similar positions, as well as individual and Electronics Boutique's prior year and anticipated future performance. The recommendations were reviewed and approved by Electronics Boutique's Chairman, in the case of the Chief Executive Officer, and by Electronics Boutique's Chief Executive Officer for the other positions. The employment agreements for Messrs. Panichello, Smith, Levy and Morgan were entered into by Electronics Boutique in consultation with the Compensation Committee.

        The Compensation Committee has developed and continuously enhances compensation policies, plans and programs which align the financial interests of Electronics Boutique's senior management, in their management capacities, with those of its stockholders. The Compensation Committee believes that (i) executive compensation should be meaningfully related to the performance of Electronics Boutique and the value created for stockholders; (ii) compensation programs should support both short and long-term goals and objectives of Electronics Boutique; (iii) compensation programs should reward individuals for outstanding contributions to Electronics Boutique's success; and (iv) short and long-term compensation policies play a significant role in attracting and retaining well qualified executives. For the Chief Executive Officer's compensation, the Compensation Committee considers the recommendations of Electronics Boutique's Chairman, who is also a member of the Compensation Committee. For the compensation of Electronics Boutique's other executive officers, the Compensation Committee considers the recommendation of Electronics Boutique's Chief Executive Officer.

        In setting annual compensation for executive officers, the Compensation Committee reviews a number of criteria relating to the financial performance of Electronics Boutique generally and of each executive officer specifically during the prior fiscal year, establishes expectations as to each such individual's future contributions to Electronics Boutique and considers industry and comparably-sized company data. In making its decision on compensation levels, the Compensation Committee does not use any predetermined formula or assign any particular weight to any individual criteria.

Industry Data

        Electronics Boutique engaged William M. Mercer, Incorporated in fiscal 2003 to prepare a competitive assessment of executive compensation at Electronics Boutique and the pay/performance relationship at Electronics Boutique compared to an industry peer group. Mercer referenced proxy data to help determine how the market internally values its top management team and supplemented this information with survey data to determine how the market functionally values each position.

        Market competitive levels were determined for base salary, total cash compensation (base salary plus annual incentive), total direct compensation (total cash compensation plus long-term incentives), and annual stock grant practices.

Base Salary

        Recommendations for base salary levels take into account what is being paid elsewhere in the market, as described above, so that Electronics Boutique can remain competitive. Increases in base salary also take into account what has happened in the business in the prior fiscal year as well as what is expected to happen in the upcoming year. These factors include:

Sales	Electronics Boutique's prior fiscal year sales volume is an important factor when evaluating base salary increases. Increased sales volume indicates that the executives have ensured that products are in Electronics Boutique's stores at the proper time, stores are staffed with knowledgeable sales people, and customers are satisfied with Electronics Boutique's products and service.
Forecasted Sales
Evaluation of industry forecasts for the retail industry, what new products will be introduced into the market, and the overall economic outlook for the country are all important factors regarding Electronics Boutique's anticipated profitability and, therefore, compensation levels.
Growth	Electronics Boutique's growth is evaluated, in both absolute terms and as compared to planned rates of growth, based on several determinants, as follows:
• Number of stores
• Comparable store sales
• Overall sales volume
• Market share
• Net income
• Planned vs. actual growth rates
Net Profit Goals	These include an evaluation of store profit and loss, expenses associated with the management of the stores and support from the home office and distribution center.

Bonus

        Bonus payments are made based on Electronics Boutique's performance for the prior fiscal year. Bonus amounts included in the agreements are determined by performance and compared to external research provided in the surveys and reports described above to ensure competitiveness within the industry.

Stock Based Incentive Awards

        The Compensation Committee believes that it is important for executives, as well as other employees, to have a vested interest in Electronics Boutique, through the granting of stock options which generally vest over a three-year period, thereby more closely aligning the long-term interests of executives with that of Electronics Boutique's stockholders. The Compensation Committee believes that granting stock options provides incentive to executives by giving them a strong economic interest in maximizing stock price appreciation and enhancing their performance in attaining the long-term objectives of Electronics Boutique. In fiscal 2003, in anticipation of possible changes in the accounting for stock option grants, the Compensation Committee began discussing and implementing a policy pursuant to which it would grant fewer options to Electronics Boutique's employees, including its executive officers.

        The Compensation Committee made grants under Electronics Boutique's 2000 Equity Participation Plan and granted stock options to purchase an aggregate of 122,000 shares of common stock to the Named Executive Officers during fiscal 2003. Mr. Griffiths also authorized grants of stock options to new employees with the consent of the Compensation Committee. All stock options granted during fiscal 2003 by Electronics Boutique had exercise prices equal to the fair market value of the common stock on the date of grant. All full-time employees of Electronics Boutique at the Manager level and above are eligible to receive grants of stock options under Electronic Boutique's Equity Participation Plans, and the Compensation Committee, upon senior management's recommendations, makes an effort to ensure that option grants are made to a significant number of levels of employees within Electronics Boutique, given the competitive nature of the industry with respect to recruiting and retaining the best available personnel.

CEO Compensation

        As Chief Executive Officer, effective November 2002, Mr. Griffiths was compensated pursuant to the terms of his employment agreement at an annual salary of $450,000. Prior thereto, Mr. Griffiths received $400,000 in annual base salary. Under his employment agreement, Mr. Griffiths earned a bonus of $337,500 in fiscal 2003, which was paid in April 2003. The Compensation Committee awarded Mr. Griffiths the bonus based on Electronics Boutique's achievement of its goals, including increases in the following measurement areas over fiscal 2002 levels:

Measurement Area	Percentage Increase
Net sales	23.6%
Number of stores	22.2%
Comparable store sales	8.3%
Net income before cumulative effect of change in accounting principles	111.2%

        The Compensation Committee believes Mr. Griffith's current compensation is fully consistent with Electronics Boutique's philosophy on executive compensation and appropriate in view of Electronics Boutique's performance in fiscal 2003.

Tax Deductibility; Other

        Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the allowable tax deduction of compensation paid by a publicly-held corporation to its chief executive officer and its other four most highly compensated officers employed at year-end, subject to certain pre-established objective performance-based exceptions. The Compensation Committee intends to take Section 162(m) into account when formulating its compensation policies for Electronics Boutique's executive officers and to comply with Section 162(m) where the Compensation Committee determines compliance to be practicable and in the best interests of Electronics Boutique and its stockholders.

        The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Conclusion

        The Compensation Committee intends to seek to continue to operate under, and to adjust where necessary, these performance-driven compensation policies and practices to assure that they are consistent with the goals and objectives of Electronics Boutique, and with the primary mission of the Board of Directors of increasing long-term stockholder value.

Respectfully submitted,
James J. Kim Dean S. Adler Louis J. Siana

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee during fiscal 2003 were James J. Kim, Dean S. Adler and Louis J. Siana. Mr. Kim had a material interest in certain transactions involving Electronics Boutique during fiscal 2003. See "Certain Relationships and Related Transactions."

COMPARISON OF TOTAL STOCKHOLDER RETURN

        The following graph compares the cumulative total stockholder return on the common stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's 500 Specialty Retail Index for the period from July 28, 1998 through January 31, 2003 (the last trading day of Electronics Boutique's 2003 fiscal year), assuming an initial investment of $100 and the reinvestment of all dividends.

TOTAL STOCKHOLDER RETURN

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below sets forth, as of May 14, 2003, certain information regarding the beneficial ownership of common stock by each stockholder known to Electronics Boutique to be the beneficial owner of more than 5% of the common stock, each of Electronics Boutique's directors and Named Executive Officers, and all directors and executive officers as a group.

	Shares Beneficially Owned(3)
Name and Address of Beneficial Owner (1)(2)
	Number	Percentage
SAB CAPITAL PARTNERS, L.P. (4) 650 Madison Avenue, 26th Floor New York, New York 10022	1,465,100	5.7%
EB Nevada Inc. (5) 2255-A Renaissance Drive, Suite 4 Las Vegas, Nevada 89119	11,569,100	44.7%
James J. and Agnes C. Kim (5)(6)	11,714,161	45.0%
Dean S. Adler	18,334	*
Susan Y. Kim (5)(6)	11,806,005	45.2%
Louis J. Siana	18,334	*
Alfred J. Stein	0	*
Stanley Steinberg	20,334	*
Jeffrey W. Griffiths	272,128	1.0%
Seth P. Levy	98,143	*
Steven R. Morgan	44,667	*
John R. Panichello (5)(6)	11,806,005	45.2%
James A. Smith	55,310	*
All directors and executive officers as a group (10 persons) (7)	909,216	3.4%

*
Less than 1.0%

(1)
Unless otherwise noted, Electronics Boutique believes that all persons named in the above table have sole voting and investment power with respect to the shares beneficially owned by them.

(2)
Unless otherwise noted, the address for all beneficial owners is 931 South Matlack Street, West Chester, Pennsylvania 19382.

(3)
For purposes of this table, a person is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days, including upon the exercise of stock options. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security that such person has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(4)
SAB Capital Partners, L.P. ("SAB Capital Partners"), SAB Capital Partners II, L.P. ("SAB Capital Partners II"), SAB Capital Advisors, L.L.C. ("SAB Capital Advisors"), SAB Overseas Capital Management, L.P. ("SAB Overseas"), SAB Capital Management, L.L.C. ("SAB Capital Management") and Scott A. Bommer ("Bommer") reported their beneficial ownership as a group on a Schedule 13G filed with the SEC on February 11, 2003. The filing indicates that SAB Capital Partners beneficially owns 720,093 shares, SAB Capital Partners II beneficially owns 17,052 shares, SAB Capital Advisors beneficially owns 737,145 shares as general partner of SAB Capital Partners and SAB Capital Partners II, SAB Overseas beneficially owns 727,955 shares as investment manager of SAB Overseas Fund, Ltd., a Cayman Islands exempted company, with respect to shares directly owned by SAB Overseas Fund, Ltd., SAB Capital Management beneficially owns 727,955 shares as general partner to SAB Overseas and Bommer beneficially owns 1,465,100 shares as managing member of SAB Capital Advisors and SAB Capital Management.

(5)
EB Nevada Inc. is a wholly-owned subsidiary of The Electronics Boutique, Inc., all of the outstanding capital stock of which is owned by James J. Kim, Agnes C. Kim, the David D. Kim Trust of December 31, 1987, the John T. Kim Trust of December 31, 1987 and the Susan Y. Kim Trust of December 31, 1987. Each of the Kim Trusts has in common Susan Y. Kim and John F.A. Earley as co-trustees, in addition to a third trustee (John T. Kim in the case of the Susan Y. Kim Trust and the John T. Kim Trust and David D. Kim in the case of the David D. Kim Trust) (the trustees of each trust may be deemed to be the beneficial owners of the shares held by such trust). In addition, the trust agreement for each of these trusts encourages the trustees of the trusts to vote the shares of common stock held by them, in their discretion, in concert with James J. Kim's family. Accordingly, the trusts, together with their respective trustees and James J. and Agnes C. Kim, may be considered a "group" under Section 13(d) of the Exchange Act. This group may be deemed to have beneficial ownership of the shares owned by EB Nevada Inc.

(6)
James J. Kim and Agnes C. Kim are the parents of Susan Y. Kim. John R. Panichello and Susan Y. Kim are husband and wife.

(7)
Excludes 11,569,100 shares owned by EB Nevada Inc. which may be deemed to be beneficially owned by James J. Kim, Susan Y. Kim and John R. Panichello.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In fiscal 1996, The Electronics Boutique, Inc. entered into a services agreement with The Game Group plc (formerly Electronics Boutique Plc) to provide consulting, management, training and advertising assistance, which expires in January 2006. The agreement was assigned to EB Services Company LLP. Mr. Kim owns all of the capital stock of the corporate general partner of EB Services Company. The agreement prohibits Electronics Boutique from competing in the United Kingdom during the term of the agreement, and for one year after its termination. Game Group is responsible for the payment of fees, payable, at out option, in cash or Game Group stock, equal to 1.0% of Game Group's adjusted sales, plus a bonus calculated on the basis of net income in excess of a pre-established target set by Game Group. In fiscal 2003, Electronics Boutique received approximately $7.4 million in management fees from Game Group.

        On November 2, 2002, Electronics Boutique sold its BC Sports Collectibles business to Sports Collectibles Acquisition Corp. ("SCAC") for $2.2 million in cash and the assumption of lease related liabilities in excess of $13 million. The purchaser, SCAC, is owned by the family of James J. Kim, the Chairman of the Board of Directors. The transaction included the sale of all assets of the business including inventory, intellectual property and furniture, fixtures and equipment, and transitional services which were provided by Electronics Boutique to SCAC for a six month period after the closing for an additional $300,000. The transaction was negotiated and approved by a committee of the Board of Directors comprised solely of independent directors with the assistance of an investment banking firm engaged to solicit offers for the BC Sports Collectibles business.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires Electronics Boutique's directors and executive officers, and certain persons who own more than 10% of the outstanding common stock, to file with the SEC and The NASDAQ Stock Market initial reports of ownership and reports of changes in ownership of common stock ("Section 16(a) Reports"). Additionally, executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Electronics Boutique with copies of all Section 16(a) Reports they file. In May 2003, each of James J. Kim, Jeffrey W. Griffiths, John R. Panichello, James A. Smith, Seth P. Levy and Steven R. Morgan reported the grant of stock options to them in March 2002 for which they inadvertently failed to file a Section 16(a) Report. Also in May 2003, Mr. Griffiths reported the gift of 800 shares of common stock in June 2002 for which he inadvertently failed to file a Section 16(a) Report. To Electronics Boutique's knowledge, all beneficial owners of more than 10% of the common stock outstanding complied with all applicable filing requirements under Section 16(a) of the Exchange Act with respect to their beneficial ownership of common stock during fiscal 2003.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

        Any proposal of a stockholder intended to be presented at Electronics Boutique's 2004 annual meeting of stockholders must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received in writing by the Secretary of Electronics Boutique by February 2, 2004, for inclusion in Electronics Boutique's proxy, notice of meeting and proxy statement relating to the 2004 annual meeting.

        Under Electronics Boutique's Bylaws, a stockholder proposal intended to be included in the proxy material for the 2004 annual meeting must generally be received by Electronics Boutique not less than 60 nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received by Electronics Boutique no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. Any such proposal must also comply with the other provisions contained in Electronics Boutique's Bylaws relating to stockholder proposals.

ANNUAL REPORT ON FORM 10-K

        Electronics Boutique will furnish without charge to any stockholder, upon written request, a copy of Electronics Boutique's Annual Report on Form 10-K for the fiscal year ended February 1, 2003. Requests for this report should be addressed to Investor Relations, Electronics Boutique Holdings Corp., 931 South Matlack Street, West Chester, Pennsylvania 19382.

OTHER MATTERS

        The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than that shown above. However, if any business shall properly come before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote the proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.

May 30, 2003

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

931 South Matlack Street • West Chester, PA 19382
www.ebholdings.com • www.ebgames.com

ELECTRONICS BOUTIQUE HOLDINGS CORP.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
Annual Meeting of Stockholders June 25, 2003

        The undersigned stockholder of ELECTRONICS BOUTIQUE HOLDINGS CORP. ("Electronics Boutique"), revoking all previous proxies, hereby constitutes and appoints James A. Smith and Daniel J. Kaufman, and each of them acting individually, as the agents and proxies of the undersigned, with full power of substitution in each, for and in the name and stead of the undersigned, to attend the 2003 Annual Meeting of Stockholders of Electronics Boutique to be held on Wednesday, June 25, 2003 at 11:00 A.M., local time, at Electronics Boutique's executive offices, 931 South Matlack Street, West Chester, Pennsylvania 19382, and to vote all shares of common stock of Electronics Boutique which the undersigned would be entitled to vote if personally present at the 2003 Annual Meeting, and at any adjournment or postponement thereof; provided, that said proxies are authorized and directed to vote as indicated with respect to the matters set forth on the reverse side hereof:

        This Proxy will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the 2003 Annual Meeting or any adjournment or postponement thereof.

        THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE ANNUAL REPORT, NOTICE OF THE 2003 ANNUAL MEETING AND THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH. The undersigned also hereby ratifies all that the said agents and proxies may do by virtue hereof and hereby confirms that this Proxy shall be valid and may be voted whether or not the stockholder's name is signed as set forth below or a seal is affixed or the description, authority or capacity of the person signing is given or other defect of signature exists.

        (Continued and to be signed on reverse side.)

1.	Election of two (2) Class II Directors
Nominees: Dean S. Adler and Louis J. Siana
☐ FOR all nominees.
☐ WITHHOLD all nominees.
☐ FOR, except vote withheld from the following nominee(s):
.
2.	The ratification of the appointment of KPMG LLP, independent certified public accountants, as auditors for Electronics Boutique for the fiscal year ending January 31, 2004.
☐ FOR ☐ AGAINST ☐ ABSTAIN
3.	In their discretion, the proxies will vote on such other business as may properly come before the 2003 Annual Meeting.
☐ Please check here if you plan to attend the 2003 Annual Meeting in person.
NOTE: PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Please sign this Proxy exactly as name(s) appear in address below. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. Corporations please sign with full corporate name by a duly authorized officer and affix the corporate seal.
Signature(s)	Date

QuickLinks

ABOUT THE MEETING
ITEM 1—ELECTION OF DIRECTORS
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
EXECUTIVE OFFICERS
ITEM 2—RATIFICATION OF INDEPENDENT ACCOUNTANTS
EXECUTIVE COMPENSATION
Option Grants in Last Fiscal Year Individual Grants
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Equity Compensation Plan Information
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPARISON OF TOTAL STOCKHOLDER RETURN
TOTAL STOCKHOLDER RETURN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-K
OTHER MATTERS
ELECTRONICS BOUTIQUE HOLDINGS CORP. PROXY SOLICITED BY THE BOARD OF DIRECTORS Annual Meeting of Stockholders June 25, 2003